Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

This description of the common stock, par value $0.20 per share (the “common stock”), of Astec Industries, Inc. (the “Company,” “we,” “us,” or “our”) is a summary, does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to, the relevant provisions of our restated charter (as amended, supplemented or otherwise modified from time to time, the “Charter”), our amended and restated bylaws (as amended, supplemented or otherwise modified from time to time, the “Bylaws”), and applicable provisions of Tennessee law. Our Charter and our Bylaws are included as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.

DESCRIPTION OF COMMON STOCK

General; Authorized Common Stock

We are currently authorized under the Charter to issue up to 40,000,000 shares of common stock, par value $0.20 per share, and up to 2,00,000 shares of preferred stock, par value of $1.00 per share. No shares of preferred stock have been issued by the Company. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Dividend Rights

Holders of common stock are entitled to receive dividends ratably if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after the payment of any dividends required to be paid on any outstanding preferred stock, if any.

Voting Rights; Classified Board

Holders of common stock are entitled to one vote per share on all matters submitted for action by the shareholders. Whenever any corporate action, other than the election of Directors, is to be taken by vote of the shareholders, it shall be taken if a quorum is present and if the votes cast within the voting group in favor of the action exceed the votes cast opposing the action. Directors shall be elected by the affirmative vote of the holders of a majority of the total issued and outstanding shares of the Company’s stock represented at a meeting of the shareholders and entitled to vote in the election of Directors at which a quorum is present. Our Charter provides that our Board of Directors is divided into three classes, consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors, with each class elected for staggered three-year terms expiring in successive years. Our Charter does not provide for cumulative voting for election of Directors.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and accumulated and unpaid dividends and liquidation preferences on outstanding preferred stock, if any.

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Preemptive or Conversion Rights; Further Calls or Assessments; Redemption or Sinking Fund Provisions

Holders of common stock have no preemptive or conversion rights and, absent an individual agreement with us, are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock.

No Restrictions on Transfer

Neither our Charter nor our Bylaws contain any restrictions on the transfer of our common stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.

Listing

Our common stock is listed on the Nasdaq National Market System (“NASDAQ”) under the symbol “ASTE.”

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for our common stock.

Authorized but Unissued Shares

Tennessee law generally does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which will apply as long as our common stock is listed on NASDAQ, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Removal of Directors; Vacancies

Our Charter and Bylaws provide that the entire Board of Directors or any individual Director may be removed from office only for cause by the affirmative vote of the holders of at least two-thirds (2/3) of the total issued and outstanding shares of the ’Company’s stock entitled to vote in the election of Directors at any meeting of the shareholders in which notice of such purpose has been given. Our Charter and Bylaws provide that any vacancies on the board may be filled, until the next election of Directors by the shareholders, by the affirmative vote of at least two-thirds (2/3) of the total number of Directors then remaining in office.

Calling of Special Meetings of Shareholders

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Our Bylaws provide that special meetings of our shareholders may be called only (i) by the Chairman of the Board of Directors, by the President or Corporate Secretary, or upon a resolution by or affirmative vote of the Board of Directors, or (ii) upon written request received by the Corporate Secretary from one or more holders of record or beneficial owners (a) representing at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, provided that such requesting shareholder(s) own such shares at the time of the request and continue to own such shares through the date of the special meeting and (b) that have complied in full with the requirements set forth in our Bylaws, as amended from time to time.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Bylaws provide that shareholders seeking to nominate candidates for election as Directors or to bring business before an annual or special meeting of shareholders must provide timely notice of their proposal in writing to the Corporate Secretary and otherwise comply with the advance notice provisions as set forth in our Bylaws. Generally, to be timely, a shareholder’s notice must be received by our Corporate Secretary at our principal executive offices and within the following time periods:

•in the case of an annual meeting of shareholders, no later than the close of business on the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the anniversary of the date of the immediately preceding annual meeting of the shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than sixty (60) days from the anniversary date of the immediately preceding annual meeting of the shareholders, such notice must be so received no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made; and

•in the case of a special meeting of shareholders in advance of which (i) the Board of Directors has determined that Directors are to be elected and (ii) one or more Director elections are included in the ’Company’s notice of meeting, not more than one hundred and twenty (120) days prior to the date of the meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the meeting or the tenth (10th) day following the last to occur of (x) the day on which public disclosure of the date of such special meeting was first made by the Company and (y) the day on which public disclosure of the nominees proposed by the Board of Directors to be elected at such meeting was first made by the Company. In addition, in the case of a shareholder requested special meeting, no shareholder may propose any business to be considered at the shareholder requested special meeting, except pursuant to the shareholder special meeting request delivered pursuant to Section 1.2 of our Bylaws.

Tennessee Anti-Takeover Statutes

Under the Tennessee Business Combination Act and subject to certain exceptions, corporations subject to the Tennessee Business Combination Act may not engage in any “business combination” with an “interested shareholder” for a period of five years after the date on which the person became an interested shareholder unless the “business combination” or the transaction which resulted in the shareholder becoming an “interested shareholder” is approved by the corporation’s Board of Directors prior to the date the “interested shareholder” attained that status.

“Business combinations” for this purpose generally include:

•mergers, consolidations, or share exchanges;
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•sales, leases, exchanges, mortgages, pledges, or other transfers of assets representing 10% or more of the aggregate market value of consolidated assets, the aggregate market value of our outstanding shares, or our consolidated net income;

•issuances or transfers of shares from us to the interested shareholder;

•plans of liquidation or dissolution proposed by the interested shareholder;

•transactions in which the interested shareholder’s proportionate share of the outstanding shares of any class of securities is increased; or

•financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit, except proportionately as a shareholder.

Subject to certain exceptions, an “interested shareholder” generally is a person who, together with his or her affiliates and associates, owns, or within five years did own, 10% or more of our outstanding voting stock.

After the five-year moratorium, a corporation subject to the foregoing may complete a business combination if the transaction complies with all applicable charter and bylaw requirements and applicable Tennessee law and:

•is approved by the holders of at least two-thirds of the outstanding voting stock not beneficially owned by the interested shareholder; or

•meets certain fair price criteria including, among others, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of (a) the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest, (b) the highest preferential amount, if any, such class or series is entitled to receive on liquidation, dissolution, or winding up, plus dividends declared or due as to which such class or series is entitled prior to payment of dividends on some other class or series (unless such dividends are included in such preferential amount), or (c) the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

We are subject to the Tennessee Business Combination Act. We can give no assurance that we will or will not elect, through a charter or bylaw amendment, to cease to be governed by the Tennessee Business Combination Act in the future.

In addition, we have elected to be governed by the Tennessee Control Share Acquisition Act, which prohibits certain shareholders from exercising in excess of 20% of the voting power in a corporation acquired in a “control share acquisition” unless such voting rights have been previously
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approved by the disinterested shareholders. We can give no assurance that we will or will not elect, through a charter or bylaw amendment, to cease to be governed by the Tennessee Control Share Acquisition Act in the future.

The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price in excess of fair market value, from a holder of 3% or more of our securities who has beneficially owned such securities for less than two years, unless the purchase has been approved by a majority of the outstanding shares of each class of our voting stock or we make an offer of at least equal value per share to all holders of shares of such class. The Tennessee Greenmail Act may make a change of control more difficult.

The Tennessee Investor Protection Act applies to tender offers directed at corporations, such as the Company, that have “substantial assets” in Tennessee and that are either incorporated in or have a principal office in Tennessee. Pursuant to the Tennessee Investor Protection Act, an offeror making a tender offer for an offeree company who beneficially owns 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed tender offer, is required to file a registration statement with the Tennessee Commissioner of Commerce and Insurance (the “Commissioner”). When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information concerning the takeover offer and may call for hearings. The Tennessee Investor Protection Act does not apply to an offer that the offeree company’s Board of Directors recommends to shareholders.

In addition to requiring the offeror to file a registration statement with the Commissioner, the Tennessee Investor Protection Act requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The Tennessee Investor Protection Act prohibits fraudulent, deceptive, or manipulative acts or practices by either side and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company or any of their respective affiliates has engaged in or is about to engage in a violation of the Tennessee Investor Protection Act. Upon proper showing, the chancery court may grant injunctive relief. The Tennessee Investor Protection Act further provides civil and criminal penalties for violations.

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